Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of ECMOHO Limited of our report dated April 30, 2021 with respect to the consolidated financial statements of ECMOHO Limited and subsidiaries included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the Securities and Exchange Commission on April 30, 2021. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Friedman LLP

New York, New York
June 21, 2021